Exhibit 99.1

March 3, 2020

Julie Frist Joins Liberty Broadband Board of Directors

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) announced today that Julie D. Frist was elected to the Liberty Broadband board of directors. Mrs. Frist was one of the founders of CapStar Bank, serves as Chairman of their Nominating, Governance and Community Affairs Committee and also serves on their Compensation and Human Resources Committee. Following Mrs. Frist’s appointment, Liberty Broadband has a total of six directors. She will join Liberty Broadband’s Compensation and Nominating and Corporate Governance Committees.

“Julie will be an excellent addition to our board,” said Greg Maffei, Liberty Broadband President and CEO. “She is a leader in the finance industry and an active member of the community. Her depth of experience will provide great value for our board.”

“I am excited to join the Liberty Broadband board and work alongside John, Greg and the rest of their team,” said Mrs. Frist. “I have great respect for their long track record in the cable industry and look forward to contributing to the company’s future.”

After graduating from Yale University, Mrs. Frist worked for Goldman Sachs as a financial analyst in its Investment Banking Division and returned to Goldman Sachs to work in its Private Client Group after receiving her M.B.A. from Harvard Business School. Mrs. Frist later joined Bruckmann, Rosser, Sherrill & Co., a New York-based private equity firm, where she worked until 2000.

Mrs. Frist has served as Vice Chair of CapStar Financial Holdings, Inc. since 2017 and as a director of CapStar Bank since 2008. She also serves on the board of The Frist Foundation, The Community Foundation of Middle Tennessee, the Tennessee Golf Foundation, the Advisory Board of Teach for America – Nashville and is a member of the Board of Dean’s Advisors at Harvard Business School. Mrs. Frist is a former board member of St. Paul’s School, the Ensworth School and the American Red Cross (Nashville chapter).

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary Skyhook.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420